EXHIBIT 10.4

Execution Version

AMENDED & RESTATED SECURITIES PURCHASE AGREEMENT

dated as of August 11, 2010

by and among

HAMPTON ROADS BANKSHARES, INC.

and

THE PURCHASERS SIGNATORY HERETO

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5.4.	Indemnification Payment	38

5.5.	Exclusive Remedies	38

ARTICLE VI	MISCELLANEOUS	38

6.1.	Survival	38

6.2.	Expenses	39

6.3.	Other Definitions	39

6.4.	Independent Nature of Purchasers’ Obligations and Rights	43

6.5.	Amendment and Waivers	44

6.6	Amendment and Restatement of Original Agreement	44

6.7.	Counterparts and Facsimile	44

6.8.	Governing Law	44

6.9.	Jurisdiction	44

6.10.	WAIVER OF JURY TRIAL	45

6.11.	Notices	45

6.12.	Entire Agreement	45

6.13.	Successors and Assigns	45

6.14.	Captions	46

6.15.	Severability	46

6.16.	Third Party Beneficiaries	46

6.17.	Public Announcements	46

6.18.	Specific Performance	47

6.19.	No Recourse	47

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LIST OF SCHEDULES AND EXHIBITS

Schedule I – [RESERVED]

Schedule II – Terms of Exchange Offers

Schedule III – Knowledge

Schedule IV – Additional Disclosures

Exhibit A – Legal Opinion

Exhibit B – Form of Secretary’s Certificate

Exhibit C – Form of Officer’s Certificate

Exhibit D-1 – Accredited Investor Questionnaire

Exhibit D-2 – Stock Certificate Questionnaire

Exhibit E – Form of Voting Agreement

Exhibit F – Preferred Stock Articles of Amendment

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AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, dated as of August 11, 2010 (this “Agreement”), by and among Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser”, and collectively, the “Purchasers”).

RECITALS:

A. Amended and Restated Agreement. In connection with the execution of the Second Amended and Restated Anchor Investment Agreement, the Company and the purchasers signatory hereto desire to amend and restate, in its entirety, the Securities Purchase Agreement, dated as of June 30, 2010 (the “Original Securities Purchase Agreement”), by and among the Company and the purchasers signatory hereto.

B. The Equity Investment. The Company intends to sell up to $255,000,000 worth of newly issued equity (the “Equity Investment”) in the form of shares of $0.625 par value common stock of the Company (the “Common Stock” or “Common Shares”) to new investors in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission” or the “SEC”) under the Securities Act.

C. The Private Placement. Of such $255,000,000 amount, the Company intends to issue and sell to the Purchasers under this Agreement, and the Purchasers, severally and not jointly, intend to purchase from the Company, that number of Common Shares set forth below each such Purchaser’s name on the signature page of this Agreement, which aggregate amount for all Purchasers together shall represent approximately 1.8% of the outstanding Common Stock on an as-converted basis after giving effect to the Recapitalization (as defined below) (and assuming the Rights Offering is fully subscribed without use of the backstop commitments), for an aggregate purchase price of approximately $5,500,000 (the “Private Placement”). Subject to the satisfaction or waiver of the terms and conditions to be satisfied at or prior to the First Closing, a portion of the Common Shares to be purchased pursuant to the Private Placement shall be purchased at the First Closing and, subject to the satisfaction or waiver of the conditions to be satisfied at or prior to the Second Closing, the remainder of the Common Shares to be purchased pursuant to the Private Placement shall be purchased at the Second Closing.

D. The Anchor Investment. Of such $255,000,000 amount, the Company intends to issue and sell to one or more funds managed by Carlyle Global Financial Services Partners, L.P. (“the Carlyle Anchor Investor”) and ACMO-HR, L.L.C. (“the Anchorage Anchor Investor” and, together with the Carlyle Anchor Investor, the “Anchor Investors”; the Anchor Investors, together with the Purchasers, the “Investors”), and the Anchor Investors, severally and not jointly, intend to purchase from the Company, the number of Common Shares as will result in (i) the Carlyle Anchor Investor owning a number of Common Shares equal to approximately 23.3% of the shares of Common Stock outstanding immediately after giving effect to the Recapitalization (including the Rights Offering) for an aggregate purchase price of approximately $72,982,786 and (ii) the Anchorage Anchor Investor owning a number of Common Shares equal to 21.3% of the shares of Common Stock outstanding immediately after giving effect to the transactions contemplated by the Transaction Documents (including the Rights Offering) for an aggregate purchase price of $66,708,076 (the “Anchor Investment” and the amended and restated agreement relating thereto, the “Anchor Investment Agreement”). Subject to the satisfaction or waiver of the terms and conditions to be satisfied at or prior to the First Anchor Closing, a portion of the Common Shares to be purchased pursuant to the Anchor Investment shall be purchased at the First Anchor Closing and, subject to the satisfaction or waiver of the conditions to be satisfied at or prior to the Second Anchor Closing, the remainder of the Common Shares to be purchased pursuant to the Anchor Investment shall be purchased at the Second Anchor Closing.

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E. TARP Exchange. The United States Department of Treasury (the “Treasury”) holds (i) 80,347 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the “TARP Preferred Stock”) and (ii) a warrant, dated December 31, 2008, to purchase 1,325,858 shares of the Common Stock at an exercise price of $9.09 per share (the “TARP Warrant”). On the terms and subject to the conditions set forth in a letter dated May 18, 2010 from Treasury to the Company (the “Treasury Letter”), and an Exchange Agreement to be executed by the Treasury and the Company incorporating the terms of the Treasury Letter (the “Exchange Agreement”) and the terms and conditions of Section 1.2(e) of this Agreement, the Company intends to exchange the TARP Preferred Stock for a new series of mandatorily convertible preferred stock (the “Convertible Preferred Stock”), which such shares the Company will then convert into 52,225,550 shares of Common Stock (subject to adjustment as provided therein), and to amend the TARP Warrant to, among other things, reduce the exercise price thereof to $0.40 per share (collectively, the “TARP Exchange”).

F. Exchange Offers. Prior to the First Closing, the Company intends to conduct exchange offers (the “Exchange Offers”) pursuant to which the Company will offer to exchange each share of the Non-Convertible Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) for Common Shares and each share of the Non-Convertible Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) for Common Shares, in each case on the terms set forth on Schedule II hereto.

G. Charter Amendment and Stockholder Proposals. In connection with the transactions contemplated hereby and the TARP Exchange and the Exchange Offers, the Company will call a special meeting of stockholders for the purpose of (i) increasing the authorized number of Common Shares to an amount necessary to consummate the transactions contemplated by the Transaction Documents and the other transactions referred to herein and therein, (ii) amending the terms of the Series A Preferred Stock and the Series B Preferred Stock on the terms set forth on Schedule II hereto, (iii) approving the issuance of the Common Shares pursuant to NASDAQ Marketplace Rules 5635(b) and 5635(d), (iv) approving a reverse stock split of the Common Shares, if such approval is required by the NASDAQ Marketplace Rules or as the Company otherwise deems necessary and (v) adopting certain other amendments to the Articles of Incorporation of the Company.

H. The Rights Offering. Following the First Closing, the Company will commence a rights offering providing holders of record of the Common Stock on the day prior to the First Closing Date with the right to invest in Common Stock at the same price per share paid by the Purchasers and the Anchor Investors (the “Rights Offering” and together with the Equity Investment, the TARP Exchange and the Exchange Offers, the “Recapitalization”). The rights will be non-transferable and will provide for the purchase not less than $20,000,000 and up to $40,000,000 of Common Stock by such existing stockholders, as determined by the Company.

I. Voting Agreements. Each of the members of the Board of Directors of the Company has entered into separate voting agreements substantially in the form of Exhibit E hereto whereby such member of the Board of Directors agrees to vote their shares of Common Stock in favor of the Stockholder Proposals.

J. Amendments to Certain Private Placement Agreements. In connection with the execution of this Agreement, the Company has also (i) entered into an Amended and Restated Investment Agreement, dated as of the date hereof, with CapGen Capital Group VI LP (“CapGen Investment Agreement”), (ii) amended and restated, in its entirety, the original Anchor Investment Agreement, dated as of May 23, 2010, and the Second Amended and Restated Anchor Investment Agreement, dated as of June 30, 2010, and (iii) amended and restated, in their entirety, certain original Securities Purchase Agreements, dated as of May 24, 2010, by and among the Company and the purchasers signatory thereto,

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and the Second Amended and Restated Securities Purchase Agreements, dated as of June 30, 2010, by and among the Company and the purchasers signatory thereto (as amended, the “Revised Stock Purchase Agreements”). Such amendments and restatements generally use May 23, 2010, the earliest execution date of the original documents, as the date upon which certain statements speak, and the parties hereto intend to treat such matters in this Agreement, although later executed, in substantially the same manner.

NOW, THEREFORE, in consideration of the foregoing mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser, severally and not jointly, hereby agree as follows:

ARTICLE I

PURCHASE; CLOSINGS

1.1. Issuance, Sale and Purchase.

(a) At the First Closing, subject to the terms and conditions set forth herein, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, free and clear of any Liens, the number of Common Shares set forth below such Purchaser’s name on the signature page of this Agreement for a purchase price per share of $0.40 (the “First Purchase Price”) payable by each Purchaser to the Company.

(b) At the Second Closing, subject to the terms and conditions set forth herein, the Company agrees to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from the Company, free and clear of any Liens, the number of Common Shares set forth below such Purchaser’s name on the signature page of this Agreement for a purchase price per share of $0.40 (the “Second Purchase Price”) together with the First Purchase Price, the “Full Purchase Price”) payable by each Purchaser to the Company.

1.2. Closings; Deliverables for Closings; Conditions of Closings.

(a) First Closing. The closing of the purchase of the Common Shares by the Purchasers pursuant to Section 1.1(a) (the “First Closing”)

(b) shall occur on the second Business Day following the satisfaction or waiver of the conditions to the First Closing set forth in Section 1.2(e) (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of those conditions) (provided, that the Company shall provide the Purchasers with notice of the First Closing Date and provided further that the First Closing Date shall be postponed as necessary to ensure that the First Closing Date occurs no earlier than ten (10) Business Days after the foregoing notice has been provided by the Company to the Purchasers) at the offices of Simpson Thacher & Bartlett located at 425 Lexington Avenue, New York, NY 10017 or such other date or location as agreed in writing by the parties. The date of the First Closing is referred to as the “First Closing Date.”

(c) Second Closing. The closing of the purchase of the Common Shares by the Purchasers pursuant to Section 1.1(b) (the “Second Closing”) shall occur on the date of the closing of the Rights Offering and the backstop purchase to be provided, if required, by CapGen pursuant to the CapGen Investment Agreement following the satisfaction of the conditions to the Second Closing set forth in Section 1.2(f) (other than those conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or waiver of those conditions (provided, that the Company shall provide the Purchasers with notice of the Second Closing Date and provided further that the Second

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Closing Date shall be postponed as necessary to ensure that the Second Closing Date occurs no earlier than ten (10) Business Days after the foregoing notice has been provided by the Company to the Purchasers) at the offices of offices of Simpson Thacher & Bartlett located at 425 Lexington Avenue, New York, NY 10017 or such other date or location as agreed in writing by the parties. The date of the Second Closing is referred to as the “Second Closing Date.” The term “Closing” shall apply to the First Closing and/or the Second Closing, as applicable and the term “Closings” shall refer to the First Closing and the Second Closing, collectively. The term “Closing Date” shall apply to the First Closing Date and/or the Second Closing Date, as applicable and the term “Closing Dates” shall refer to the First Closing Date and the Second Closing Date, collectively.

(d) First Closing Deliverables. At the First Closing the parties shall make the following deliveries:

(A) the Company shall have issued instructions to its transfer agent (the “Transfer Agent”) authorizing the issuance, in book-entry form, to Purchaser of the Common Shares specified on Purchaser’s signature page hereto (or, if the Company and such Purchaser shall have agreed, as indicated on a duly completed Stock Certificate Questionnaire in the form included as Exhibit D-2, that Purchaser will receive stock certificates for its Common Shares, then the Company shall instead instruct the Transfer Agent to issue such specified stock certificates registered in the name of such Purchaser or as otherwise set forth on such Stock Certificate Questionnaire) concurrent with the release by the Escrow Agent of the Escrow Funds pursuant to the Escrow Agreement (as such terms are defined below) to the Company;

(B) The Company shall have delivered to each Purchaser a certificate evidencing the incorporation and good standing of the Company and each of the Company Subsidiaries as of a date within ten (10) Business Days before the First Closing Date; and

(C) The Escrow Agent shall deliver concurrently with the First Closing the Escrow Funds comprising the First Purchase Price by wire transfer of immediately available funds to the account provided to the Escrow Agent by the Company at least one (1) Business Day prior to the First Closing Date (the “Company Account”); provided, however, that any Purchaser that is an investment company registered under the Investment Company Act of 1940, as amended, shall not be required to deliver the Purchase Price prior to its receipt of the Common Shares purchased by it hereunder.

(e) First Closing Conditions. (1) The respective obligations of each Purchaser, on the one hand, and the Company, on the other hand, to consummate the First Closing are each subject to the satisfaction or written waiver by the Company and the Purchasers of the following conditions prior to the First Closing:

(A) No provision of any Law and no judgment, injunction, order or decree shall prohibit the First Closing or the Second Closing or shall prohibit or restrict the Purchasers or any of their Affiliates from owning or voting any Common Shares to be purchased pursuant to the Transaction Documents;

(B) All Governmental Consents required to have been obtained at or prior to the First Closing Date in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby and thereby (including the transactions to be effected at the Second Closing) shall have been obtained and shall be in full force and effect; and

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(C) The General Stockholder Proposals shall have been approved and adopted and the General Articles of Amendment shall have been duly filed with the Commonwealth of Virginia State Corporation Commission and shall be in full force and effect.

(2) The obligation of each Purchaser to purchase the Common Shares to be purchased by it at the First Closing is also subject to the satisfaction or written waiver by such Purchaser of the following conditions prior to the First Closing:

(A) [RESERVED]

(B) The Company shall have performed and complied with in all material respects all agreements, covenants and conditions required by this Agreement to be performed by it on or prior to the First Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects);

(C) The Company shall have caused each Purchaser to receive, substantially in the form set forth as Exhibit A hereto, opinions of Williams Mullen, counsel to the Company, executed by such counsel and addressed to the Purchasers;

(D) The Investors, the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement (as defined below) and the Escrow Agent shall have received prior to 5:00 pm (EST) on the Business Day immediately preceding the First Closing Date Escrow Funds in an amount equal to the anticipated proceeds from the sale of the Common Shares, in each case at a price per share of $0.40, in an aggregate amount of not less than $255,000,000;

(E) Either (i) not less than 100% of the aggregate liquidation value (or liquidation preference as the case may be) of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock shall have been exchanged for Common Shares pursuant to the Exchange Offers pursuant to the terms set forth on Schedule II or (ii) (A) not less than 51% of the aggregate liquidation preference of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock shall have been exchanged for Common Shares pursuant to the Exchange Offer pursuant to the terms set forth on Schedule II and (B) the Preferred Stock Proposals shall have been approved and adopted and the Preferred Articles of Amendment shall have been duly filed with the Commonwealth of Virginia State Corporation Commission and shall be in full force and effect;

(F) There shall not be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Company or its Subsidiaries, the Purchasers or the transactions contemplated by this Agreement, by any Governmental Entity, whether in connection with the Governmental Consents specified in Section 1.2(e)(1)(B) or otherwise, which imposes any restriction or condition which any Purchaser determines, in its reasonable good faith judgment, is materially and unreasonably burdensome or would reduce the benefits of the transactions contemplated hereby to such Purchaser to such a

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degree that such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on May 23, 2010 (any such condition or restriction, a “Burdensome Condition”), and, for the avoidance of doubt, any requirements to disclose the identities of limited partners, shareholders or members of any Purchaser or its Affiliates or investment advisers shall be deemed a Burdensome Condition unless otherwise determined by such Purchaser in its sole discretion;

(G) (1) All of the Convertible Preferred Stock issued by the Company shall have been Tier 1 capital at all times while outstanding under applicable Law and Federal Reserve regulations and guidelines, unless all conditions to conversion of all shares of Convertible Preferred Stock were satisfied or waived in writing prior to the issuance of such shares and such Convertible Preferred Stock was issued and converted into Common Stock on the same day; and (2) contemporaneously with the First Closing, all of the TARP Preferred Stock shall have been exchanged for or converted into 55,225,550 shares of Common Stock, directly or through an exchange into and conversion of the Convertible Preferred Stock into Common Stock immediately following and on the same day the Convertible Preferred Stock was issued;

(H) The TARP Warrants shall have been amended to reflect the reduced conversion price of $0.40 per share pursuant to the terms and conditions of the Treasury Letter;

(I) At any time after May 23, 2010, the Company shall not have agreed to enter into or entered into (a) any agreement or transaction in order to raise capital or (b) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents;

(J) Each Purchaser shall have received a certificate of the Secretary of the Company, in the form attached hereto as Exhibit B (the “Secretary’s Certificate”), dated as of the First Closing Date, (a) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Common Shares in the Equity Investment, (b) certifying the current versions of the Articles of Incorporation, as amended, and by-laws, as amended, of the Company and (c) certifying as to the signatures and authority of individuals signing this Agreement and related documents on behalf of the Company;

(K) Each Purchaser shall have received a certificate, dated as of the First Closing Date, signed on behalf of the Company by a senior executive officer substantially in the form of Exhibit C attached hereto certifying to the effect that the conditions set forth in Section 1.2(c)(2)(A) and Section 1.2(c)(2)(B) have been satisfied on and as of the First Closing Date;

(L) The Common Stock, including the Common Shares issued hereunder, (i) shall be designated for listing and quotation on the Nasdaq Stock Market and (ii) shall not have been suspended, as of the First Closing Date, by the Commission or the Nasdaq Stock Market from trading on the Nasdaq Stock Market;

(M) The purchase by the Purchaser of the number of Common Shares specified in the signature block of such Purchaser shall not (i) cause such Purchaser or

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any of its Affiliates to violate any federal or state banking law or regulation, (ii) require such Purchaser or any of its Affiliates to file a prior notice with the Federal Reserve or its delegee under the CIBC Act or the BHC Act or file a prior notice with the Virginia Bureau of Financial Institutions or obtain the prior approval of any federal or state bank regulator or (iii) cause such Purchaser, together with any other person whose ownership of voting securities of the Company would be aggregated with such Purchaser’s ownership of voting securities of the Company for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser) would represent more than 9.9% of any class of voting securities of the Company outstanding at such time; and

(N) Since May 23, 2010, a Material Adverse Effect shall not have occurred and no change or other event shall have occurred that, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect.

(3) The obligations of the Company hereunder to issue and sell the Common Shares to each Purchaser at the First Closing is subject to the satisfaction or written waiver by the Company of the following conditions prior to the First Closing:

(A) The representations and warranties of each Purchaser set forth in this Agreement shall be true and correct in all respects on and as of May 23, 2010 and on and as of the First Closing Date as though made on and as of the First Closing Date except where the failure to be true and correct (without regard to any materiality qualifications contained therein) would materially adversely affect the ability of such Purchaser to perform its obligations hereunder;

(B) The Company shall have received from each Purchaser a fully completed and duly executed Accredited Investor Questionnaire, reasonably satisfactory to the Company, and Stock Certificate Questionnaire in the forms attached hereto as Exhibits D-1 and D-2, respectively; and

(C) Each Purchaser has performed and complied with in all material respects all agreements, covenants and conditions required by this Agreement to be performed by it on or prior to the First Closing Date (except that with respect to agreements, covenants and conditions that are qualified by materiality, each Purchaser shall have performed and complied with such agreements, covenants and conditions, as so qualified, in all respects).

(f) Second Closing Deliverables. At the Second Closing the parties shall make the following deliveries:

(A) The Company shall have delivered (or shall deliver concurrently with the Second Closing) to each Purchaser the number of the Common Shares to be purchased pursuant to Section 1.1(b), registered in the name of such Purchaser.

(B) Each Purchaser shall deliver concurrently with the Second Closing such Purchaser’s portion of the Second Purchase Price as provided in Section 1.1(b) by wire transfer of immediately available funds to the account provided to the Company at least one (1) Business Day prior to the Second Closing Date;

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(C) The Company shall have delivered to such Purchasers such other documents relating to the purchase and sale of the Common Shares contemplated by this Agreement as such Purchasers shall have reasonably requested in connection with the Second Closing; and

(D) The Escrow Agent shall deliver concurrently with the Second Closing the Escrow Funds comprising the Second Purchase Price by wire transfer of immediately available funds to the Company Account; provided, however, that any Purchaser that is an investment company registered under the Investment Company Act of 1940, as amended, shall not be required to deliver the Purchase Price prior to its receipt of the Common Shares purchased by it hereunder.

(g) Second Closing Conditions. The respective obligations of each Purchaser, on the one hand, and the Company, on the other hand, to consummate the Second Closing are each subject to the satisfaction of the following conditions prior to the Second Closing:

(A) The First Closing shall have been consummated in accordance with the terms of this Agreement;

(B) The Rights Offering shall have been consummated in accordance with the terms of this Agreement;

(C) The Company shall have received (or shall receive concurrently with the Second Closing) proceeds from the sale of the Common Shares pursuant to the Private Placement, the Anchor Investment and the Rights Offering, in each case at the purchase prices set forth herein and at a price per share of $0.40, an aggregate amount of not less than $275,000,000; and

(D) The conditions stated in Section 1.2(e)(2)(M) and (N) shall remain satisfied as of the Second Closing Date.

1.3. Escrow.

Prior to Closings, each of the Investors, the Company and Mellon Investors LLC (the “Escrow Agent”) shall have entered into an escrow agreement substantially in the form customarily provided by the Escrow Agent, subject to such modifications as may be mutually agreed to conform such agreement to the transactions contemplated by the Transaction Documents (the “Escrow Agreement”). The Escrow Agreement will provide that (a) no later than 5:00 pm (EST) on the Business Day immediately preceding the First Closing each of the Purchasers shall deposit into escrow by wire transfer of immediately available funds the Full Purchase Price applicable for the purchase of the number of Common Stock set forth on such Purchaser’s signature page (collectively, the “Escrow Funds”) and (b) the Escrow Funds shall be disbursed to the Company Account only after (i) with respect to the First Closing, all of the conditions contained in Section 1.2(e)(2) of this Agreement, and (ii) with respect to the Second Closing, all of the conditions contained in Section 1.2(g) of this Agreement, have been satisfied or waived by each of the Purchasers.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Certain Terms.

(a) As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impair or delay the ability of the Company or any of the Company Subsidiaries to perform its or their obligations under the Transaction Documents to consummate the Closings or any of the transactions contemplated hereby or thereby; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from (A) actions or omissions of the Company or any Company Subsidiary expressly required by the terms of the Transaction Documents; (B) changes, after May 23, 2010, in general economic conditions in the United States, including financial market volatility or downturn, (C) changes, after May 23, 2010, affecting generally the industries or markets in which the Company operates, (D) acts of war, sabotage or terrorism, military actions or the escalation thereof, or outbreak of disease, (E) any changes, after May 23, 2010, in applicable Laws or accounting rules or principles, including changes in GAAP, (F) the announcement or pendency of the transactions contemplated by the Transaction Documents or (G) any failure by the Company or any of the Company Subsidiaries to meet any internal projections or forecasts with regard to the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the determination of whether a Material Adverse Effect has occurred may be taken into account in determining whether there has been a Material Adverse Effect); provided further, however, that any circumstance, event, change, development or effect referred to in clauses (B), (C), (D) or (E) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such circumstance, event, change, development or effect has a disproportionate effect on the Company compared to other participants in the industries or markets in which the Company operates; provided, further, however, that the parties agree that the facts, events or occurrences described on Schedule IV attached hereto shall not constitute a Material Adverse Effect.

(b) As used in this Agreement, the term “Previously Disclosed” with regard to (1) any party means information set forth on its Disclosure Schedule corresponding or responsive to the provisions of this Agreement to which such information relates, provided, however, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement, (2) the Company includes information regarding the Company set forth on Schedule IV attached hereto and (3) the Company, includes information publicly disclosed by the Company in (A) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Commission, (B) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed by it with the Commission or (C) any Current Report on Form 8-K filed or furnished by it with the Commission since January 1, 2010 available prior to May 23, 2010 (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature). Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Purchasers, as applicable.

2.2. [RESERVED].

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2.3 Representations and Warranties of Purchasers. Except as Previously Disclosed, each Purchaser, severally and not jointly, hereby represents and warrants to the Company, as of June 30, 2010, and as of the First Closing Date (except for the representations and warranties that are as of a specific date which shall be made as of that date), for itself and for no other Purchaser, that:

(a) Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely impair or delay such Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Authorization; Compliance with Other Instruments.

A. Such Purchaser has the necessary power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement to which such Purchaser is a party and the consummation of the transactions contemplated hereby have been duly authorized by such Purchaser’s respective board of directors, general partner, managing members, investment committee, investment adviser or other authorized person, as the case may be, and no further approval or authorization by any of its stockholders, partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery by the Company and the other parties hereto, is the valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

B. Neither the execution, delivery and performance by such Purchaser of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by such Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (i) such Purchaser’s articles of incorporation or by-laws, its certificate of limited partnership or partnership agreement or its similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Purchaser is a party or by which such Purchaser may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph (and assuming the correctness of the representations and warranties of the Company and the other parties to this Agreement), violate any Law applicable to such Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(c) Governmental Consents. Assuming the correctness of the representations and warranties of (i) the Company and the other parties to this Agreement set forth herein and (ii) the

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Company and the Anchor Investors set forth in the Anchor Investment Agreement, no Governmental Consents are necessary to be obtained by such Purchaser for the consummation of the transactions contemplated by this Agreement.

(d) Purchase for Investment. Such Purchaser acknowledges that the Common Shares have not been registered under the Securities Act or under any state securities laws. Such Purchaser (1) is acquiring the Common Shares pursuant to an exemption from registration under the Securities Act and other applicable securities laws solely for investment with no present intention to distribute any of the Common Shares to any Person, (2) will not sell or otherwise dispose of any of the Common Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Shares and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(e) Brokers and Finders. Neither such Purchaser, nor its respective Affiliates nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Purchaser in connection with this Agreement or the transactions contemplated hereby.

(f) Investment Decision. Such Purchaser has made an independent investment decision with respect to the transactions contemplated under this Agreement and has reviewed each of the Company’s filings with the SEC and, except as Previously Disclosed, there are no agreements or understandings between such Purchaser or any of its Affiliates and (i) any of the Investors (including the other Purchasers) or any of their respective Affiliates, (ii) the Company or (iii) the Company’s Subsidiaries.

(g) Financial Capability. At each Closing, such Purchaser shall have available funds necessary to consummate such Closing on the terms and conditions contemplated by this Agreement.

(h) Non-Public Information. Each Purchaser acknowledges that the Company and the Anchor Investors are in possession of non-public information concerning the Company and its bank subsidiaries (the “Non-Public Information”). The Non-Public Information may (or may not) be considered material by the Purchaser with respect to its purchase of Common Shares hereunder. The Purchaser is a very sophisticated investor and desires to purchase Common Shares without disclosure of, and the Purchaser’s knowledge of, the Non-Public Information or any other representations or warranties from the Company. The Purchaser has actual knowledge that it may currently have and may have at or after the time of the Closing, claims against the Company and the Company’s directors, officers, employees, agents, attorneys, representatives, affiliates, predecessors, successors and assigns, arising from the Company’s nondisclosure of the Non-Public Information in connection with sale of Common Shares hereby. The Purchaser does hereby, for itself and its respective directors, officers, stockholders, members, employees, agents, representatives, successors and/or assigns, hereby: (i) fully and irrevocably waive any and all rights, remedies and claims it would or could have, or may hereafter have, against the Company and its affiliates, directors, officers, stockholders, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (the “Company Group”) arising out of or relating to the existence or substance of the Non-Public Information or the fact that the Non-Public Information has not been disclosed to the Purchaser or the fact that

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the Purchaser did not request or obtain representations or warranties from the Company; and (ii) forever release, discharge and dismiss any and all claims, rights, causes of action, suits, obligations, debts, demands, arrangements, promises, liabilities, controversies, costs, expenses, fees or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured, that it ever had, now has, can have or shall or may hereafter have (including, but not limited to, any and all claims alleging violations of U.S. federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against the Company Group or any person or entity in the Company Group which (x) arise in connection with the execution, delivery or performance of this Agreement and the issuance and sale of Common Shares contemplated hereby and (y) are based upon, arise from or in any way relate to, directly or indirectly, the existence or substance of the Non-Public Information or the fact that the Non-Public Information has not been disclosed to the Purchaser.

(i) Non-Reliance. In making its investment in the Common Shares, such Purchaser is not relying on the advice or recommendations of the Company, the Anchor Investors, CapGen, the Placement Agents or any of their respective affiliates. Purchaser acknowledges and confirms that neither the Placement Agents nor the Anchor Investors nor any of their respective affiliates has assumed any responsibility for any of the information made available in connection with the offer of the Common Shares. Purchaser further acknowledges that none of the Placement Agents, the Anchor Investors nor CapGen, nor any of their respective affiliates makes any representations or warranties as to the information made available in connection with the offer of Common Shares. Purchaser has not relied on any investigation that the Placement Agents, the Anchor Investors or GapGen, or any of their respective affiliates or any persons acting on their behalf may have conducted with respect to the Common Shares or the Company.

(j) No Other Representations or Warranties. Except as set forth in this Agreement and any other documents delivered in connection with the Closing of the transactions contemplated by this Agreement, such Purchaser makes no representation or warranty, expressed or implied, at law or in equity, in respect of such Purchaser or such Purchaser’s business or prospects, and any such other representations or warranties are hereby expressly disclaimed; and the Company understands and agrees that none of such Purchaser, its advisors or any of its affiliates or Representatives shall have any liability whatsoever to the Company relating to or resulting from the use of information provided to the Company except to the extent expressly provided for in this Agreement and any other documents delivered in connection with the First Closing of the transactions contemplated by this Agreement.

ARTICLE III

COVENANTS

3.1. Confidentiality. Except as may be required by Laws or as otherwise expressly contemplated herein, each Purchaser or their respective Affiliates, employees, agents, and representatives will not disclose to any third party the existence of this Agreement, the subject matter or terms hereof or information concerning the business or affairs of the Company that it may have acquired from such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby without the prior written consent of the Company; provided, that any Purchaser may disclose any such information as follows: (a) to such Purchaser’s Affiliates and its or its Affiliates’ employees, lenders, counsel, accountants, agents or advisors, the actions for which the applicable party will be responsible; (b) to comply with any applicable Law, provided that prior to making any such disclosure the Purchaser making the disclosure notifies the Company of any proceeding

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of which it is aware which may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure; (c) to the extent that the information is or becomes generally available to the public through no fault of the Purchaser or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Purchaser making such disclosure prior to receipt of such information; (e) to the extent that the party that received the information independently develops the same information without in any way relying on any such information; or (f) to the extent that the same information becomes available to the party making such disclosure on a non-confidential basis from a source other than a Purchaser or its Affiliates, which source, to the disclosing Purchaser’s knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the Company.

3.2. Stockholder Meetings.

(a) The Company shall call a meeting of its stockholders, to be held as promptly as practicable after May 23, 2010, and in no event later than October 28, 2010, to vote on (1) proposals to amend the Series A Preferred Stock and the Series B Preferred Stock pursuant to the Articles of Amendment attached hereto as Exhibit F (the “Preferred Stock Articles of Amendment”) (the “Preferred Stock Proposals”), (2) proposals to amend the Articles of Incorporation (A) to increase the number of authorized shares of Common Stock to at least 1,000,000,000 shares or such larger number as the Board of Directors determines in its reasonable judgment is necessary to effectuate the transactions contemplated by this Agreement and by the Recapitalization, and (B) to effectuate a reverse stock split of shares of the Common Stock to comply with NASDAQ listing requirements and (3) proposals to approve the issuance of the Common Shares under this Agreement and the Anchor Investment Agreement and in connection with the other Recapitalization transactions pursuant to the applicable NASDAQ Marketplace Rules (the stockholder proposals described in clauses (2) and (3), the “General Stockholder Proposals”). The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders approve the General Stockholder Proposals and, if applicable, the Preferred Stock Proposals and shall take all other actions necessary to adopt such proposals if approved by the stockholders of the Company. In connection with each of the meetings at which such proposals will be voted on, the Company shall promptly prepare and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for such stockholder approval and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance thereof by the SEC. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its stockholders such an amendment or supplement. The Company agrees promptly to correct any information if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws. The recommendation made by the Board of Directors described in this Section 3.2(a) shall be included in the proxy statement filed in connection with obtaining such stockholder approval. Upon approval and adoption of any of the General Stockholder Proposals and Preferred Stock Proposals, if applicable, the Company shall promptly file the General Articles of Amendment and the Preferred Stock Articles of Amendment, as applicable, with the Commonwealth of Virginia State Corporation Commission.

(b) In the event that the approval of any of the Stockholder Proposals described in this Section 3.2 is not obtained at such stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) each such proposal at a meeting of its stockholders no less than once in each subsequent sixty-day period beginning on the day following such initial stockholders meeting until all such approvals are obtained or made.

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(c) The Company shall amend the Articles of Incorporation to reduce the par value per share of Common Stock to a nominal amount, which shall be less than the Purchase Price divided by the number of Common Shares to be purchased by the Purchasers hereunder, and the Company shall file Articles of Amendment reflecting such new par value per share of Common Stock.

3.3. Transfer Taxes. On each Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Shares to be sold to such Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with.

3.4. Legend.

(a) The Purchasers agree that all certificates or other instruments representing the securities subject to this Agreement shall bear a legend substantially to the following effect, until such time as they are not required under Section 3.4(b) or applicable law (and, with respect to Common Shares held in book-entry form, the Company’s transfer agent will record such a legend on the share register):

“(i) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF JUNE 30, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”

(b) Following the earlier of (i) the effective date of a resale registration statement covering such Common Shares or (ii) Rule 144 becoming available for the resale of the Common Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Common Shares and without volume or manner-of-sale restrictions, the Company shall instruct the Company’s transfer agent to remove or cause to be removed the legend set forth in Section 3.4(a) from the certificates representing the Common Shares or from the notation in the share register relating to the Common Shares, as applicable, and shall cause its counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Business Days following the delivery by a Purchaser to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Common Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and any required representation letter, deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Common Shares that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 3.4(b). Certificates for Common Shares free from all

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restrictive legends may be transmitted by the transfer agent to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company as directed by such Purchaser. Each Purchaser acknowledges that the securities have not been registered under the Securities Act or under any state securities laws and agrees that it shall not sell or otherwise dispose of any of the securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

3.5. Continued Listing Authorization. The Company shall take all steps necessary to prevent the Common Shares from being delisted from the NASDAQ, including, without limitation, effecting a reverse stock split of the Common Stock, if necessary, to comply with NASDAQ Listing Rule 5450(a)(1).

3.6. Registration Rights.

(a) Registration.

(1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable (and in any event no later than the date that is 15 days) after the First Closing (the “Filing Deadline”), the Company shall have prepared and filed with the SEC one or more Shelf Registration Statements covering the resale of all of the Registrable Securities (or, if permitted by the rules of the SEC, otherwise designate an existing Shelf Registration Statement filed with the SEC to cover such Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective as soon as practicable (and in any event no later than the Effectiveness Deadline) and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until the time as there are no such Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). Notwithstanding the registration obligations set forth in this Section 3.6(a)(1), in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as required by the Commission and/or (ii) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other shares of Common Stock permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common

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Stock to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the shares of Common Stock to be included by any Person other than a Holder; second, the Company shall reduce or eliminate any shares of Common Stock to be included by any Affiliate of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the Commission that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders. In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement. No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

(2) Except as provided in Section 3.6(a)(7), any registration pursuant to this Section 3.6(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Purchasers or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.6(c). The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.

(3) [Intentionally Omitted]

(4) If the Company proposes to register any of its securities, whether or not for its own account (including, without limitation, pursuant to the exercise of any demand registration rights by either Anchor Investor pursuant to the Anchor Investment Agreement), other than a registration pursuant to Sections 3.6(a)(1) or 3.6(a)(7) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company shall give prompt written notice to the Purchasers and all other Holders of its intention to effect such a registration (but in no event less than ten Business Days prior to the anticipated filing date) and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3.6(a)(4) prior to the effectiveness of such registration, whether or not the Purchasers or any other Holders have elected to include Registrable Securities in such registration.

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(5) If the registration referred to in Section 3.6(a)(4) is proposed to be underwritten, the Company shall so advise the Purchasers and all other Holders as a part of the written notice given pursuant to Section 3.6(a)(4). In such event, the right of the Purchasers and all other Holders to registration pursuant to this Section 3.6(a)(4) shall be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person shall (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Purchasers.

(6) In the event (x) that the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 3.6(a)(2) or (y) that a Piggyback Registration under Section 3.6(a)(4) relates to an underwritten offering, and in any such case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority: (i) first, solely in the case of a Piggyback Registration under Section 3.6(a)(4) relating to a primary offering on behalf of the Company, any securities the Company proposes to sell for its own account, (ii) second, Common Stock and other securities of the Company issued to Treasury, (iii) third, Registrable Securities of (A) the Purchasers and all other Holders who have requested registration of Registrable Securities pursuant to Sections 3.6(a)(2) or 3.6(a)(4), as applicable, and (B) any Anchor Investor that has requested registration of its Registrable Securities pursuant to the exercise of the demand registration rights provided in the Anchor Investment Agreement, in each case, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iv) fourth, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(7) In addition to any Shelf Registration Statement, the Company shall prepare and file with the SEC, and use its reasonable best efforts thereafter to cause to be effective, registration statements permitting the sale and distribution in an underwritten offering of up to that number of Registrable Securities equal, in each case, to 25% of the Registrable Securities outstanding as of the First Closing Date (as to each such underwritten offering, the “Offering Ceiling”) (i) first, as soon as practicable after the date twelve months after the First Closing Date (the “First Secondary Offering Registration”), and (ii) second, as soon as practicable after the date twelve months after the closing of the First Secondary Offering Registration (the “Second Secondary Offering Registration” and, together with the First Secondary Offering Registration, the “Secondary Offering Registrations”; each, a Secondary Offering Registration”). Each such offering shall be underwritten by one or more managing underwriter selected by the holders of a majority of the Registrable Securities to be distributed, and shall be effected on a “best efforts” basis unless otherwise agreed by the Company, Holders of a majority

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of the Registrable Securities to be distributed and the managing underwriters of such registration. With respect to each Secondary Offering Registration, the Company shall give prompt written notice to the Investors of its intention to effect such Secondary Offering Registration (but, in each case, no less than ten Business Days prior to the anticipated filing date), and shall include in such Secondary Offering Registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein from an Investor within five (5) Business Days of the Company’s notice pursuant to this Section 3.6(a)(7), provided that the Anchor Investors shall only be permitted to participate in the Second Secondary Offering Registration. In the event that the amount of Registrable Securities requested to be included by Holders in either Secondary Offering Registration exceeds the Offering Ceiling for such registration, the amount of Registrable Securities requested to be included therein by each Holder shall be reduced proportionally based on its pro rata ownership of the Registrable Securities as of the First Closing Date. As to each Secondary Offering Registration, if the managing underwriters of the underwritten offering to which it relates advise the Company that in their reasonable opinion the number of Registrable Securities requested to be included in such offering (after giving effect to any proportional reduction to a level not in excess of the Offering Ceiling) exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority: (i) first, Common Stock and other securities of the Company issued to the Treasury, (ii) second, Registrable Securities of the Purchasers and all other Holders, pro rata on the basis of the aggregate number of such securities or shares owned by each such Person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of the Transaction Documents.

(8) In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under Section 3.6(a)(1), the Company shall (i) register the resale of the Registrable Securities on another appropriate form, including, without limitation, Form S-1, and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders selling in such registration pro rata on the basis of the aggregate number of securities or shares being sold.

(c) Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(1) The Company shall, by 9:30 a.m. New York City time on the first Business Day after the Effective Date of a Shelf Registration Statement, file a final prospectus with the SEC, as required by Rule 424(b) under the Securities Act.

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(2) Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holders, in each case, with respect to such Holder, at least three (3) Business Days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that includes such information.

(3) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to Section 3.6(c), and keep such registration statement effective or such prospectus supplement current.

(4) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(5) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(6) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(7) Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).

(8) Within one Business Day after such event, give written notice to the Holders (which notice shall not contain any material non-public information):

(A) when any registration statement filed pursuant to Section 3.6(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

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(B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).

(9) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 3.6(c)(8)(C) at the earliest practicable time.

(10) Upon the occurrence of any event contemplated by Section 3.6(c)(7) or 3.6(c)(8)(E) and subject to the Company’s rights under Section 3.6(d), the Company shall promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(11) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(12) In the event of an underwritten offering pursuant to Section 3.6(a)(2) or Section 3.6(a)(4) or conducted pursuant to Section 3.6(a)(7), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business

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of the Company and the Company Subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the applicable registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

(13) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information, in each case, reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.

(14) Cause all such Registrable Securities to be listed on each securities exchange on which the same class of securities issued by the Company are then listed or, if the same class of securities is not then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities of such class to be listed on the NASDAQ Stock Market.

(15) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(16) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d) Suspension of Sales. Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement

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of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice (each such suspension, a “Suspension Period”). No single Suspension Period shall exceed 30 consecutive days, and during any 365 day period, the aggregate of all Suspension Periods shall not exceed an aggregate of 60 days.

(e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f) Furnishing Information.

(1) Neither the Purchasers nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.6(c) as to a selling Holder that such selling Holder, and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g) Indemnification.

(1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Indemnitee in any such case to the extent that any such Loss is based solely upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity

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with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnitee and shall survive the transfer of the Registrable Securities by the Holders.

(2) If any proceeding shall be brought or asserted against any Indemnitee, such Indemnitee shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnitee to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Company.

An Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnitees unless: (1) the Company has agreed in writing to pay such fees and expenses; (2) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnitee in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnitee and the Company, and such Indemnitee shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnitee and the Company; provided, that the Company shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees. The Company shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending proceeding in respect of which any Indemnitee is a party, unless such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding.

Subject to the terms of this Agreement, all fees and expenses of the Indemnitee (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 3.6(g)(2)) shall be paid to the Indemnitee, as incurred, within twenty (20) Business Days of written notice thereof to the Company; provided, that the Indemnitee shall promptly reimburse the Company for that portion of such fees and expenses applicable to such actions for which such Indemnitee is finally judicially determined to not be entitled to indemnification hereunder). The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 3.6(g), except to the extent that the Company is materially and adversely prejudiced in its ability to defend such action.

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(3) If the indemnification provided for in Section 3.6(g)(1) is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.6(g)(3) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.6(g)(1). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(4) The indemnity and contribution agreements contained in this Section 3.6(g) are in addition to any liability that the Company may have to the Indemnitees and are not in diminution or limitation of the indemnification provisions under Article V of this Agreement.

(h) Assignment of Registration Rights. The rights of each Purchaser to registration of Registrable Securities pursuant to Section 3.6(a) may be assigned by such Purchaser to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than $1,000,000 in Registrable Securities and (ii) such transfer is permitted under the terms hereof; provided, however, that the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

(i) Holdback. With respect to any underwritten offering of Registrable Securities by the Purchasers or other Holders pursuant to this Section 3.6, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 90 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its Subsidiaries or in connection with dividend reinvestment plans.

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(j) Rule 144; Rule 144A Reporting. With a view to making available to the Purchasers and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(1) make and keep adequate current public information with respect to the Company available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2) so long as a Purchaser or a Holder owns any Registrable Securities, furnish to such Purchaser or such Holder forthwith upon request: (x) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; (y) a copy of the most recent annual or quarterly report of the Company; and (z) such other reports and documents as the Purchaser or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(3) to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(k) As used in this Section 3.6, the following terms shall have the following respective meanings:

(1) “Effective Date” means the date that the Shelf Registration Statement filed pursuant to Section 3.6(a)(1) is first declared effective by the Commission.

(2) “Effectiveness Deadline” means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 3.6(a)(1), the earlier of (i) the 90th calendar day following the First Closing Date and (ii) the 5th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

(3) “Holder” means (i) the Purchasers and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 3.6(h) hereof and (ii) the Anchor Investors and any other holder of Registrable Securities to whom the registration rights conferred by the Anchor Investment Agreement have been transferred in compliance with Section 3.14(h) thereof.

(4) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(5) “Register,” “registered” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement.

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(6) “Registrable Securities” means (A) all Common Stock held by the Investors from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities shall not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be immediately sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at one time.

(7) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 3.6, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel (not to exceed $25,000), and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(8) “Rule 144,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(9) “SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.

(10) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Section 3.6 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 3.6(a)(4)-(7) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 3.6(g) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 3.6(k), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 3.6(a)(2), 3.6(a)(4) or 3.6(a)(7) prior to the date of such Holder’s forfeiture.

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3.7. Certain Other Transactions.

(a) Prior to the Second Closing, notwithstanding anything in the Transaction Documents to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Purchasers (in a form that is reasonably satisfactory to the Purchasers) that the terms of the Transaction Documents shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect Subsidiary. For the avoidance of doubt, it is understood and agreed that, in the event that a Change in Control occurs on or prior to the Second Closing, the Purchasers shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of the this Agreement, the Common Stock (or such other securities or property (including cash) into which the Common Stock may have become exchangeable as a result of such Change in Control), as if both of the Closings (or the Second Closing, if the First Closing has already occurred) had occurred immediately prior to such Change in Control, including, for the avoidance of doubt, the Common Stock issuable pursuant to warrants to be issued pursuant to the Carlyle Investor Letter , the Anchorage Investor Letter, and the CapGen Investor Letter.

(b) In the event that, at or prior to either Closing, (i) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, (ii) the Company fixes a record date that is at or prior to the applicable Closing Date for the payment of any non-stock dividend or distribution on the Common Stock other than any ordinary cash dividends, then the number of shares of Common Stock to be issued to the Purchasers at the applicable Closing under this Agreement, together with the applicable per share price (and the number of shares and per share price pursuant to the Rights Offering and the backstop commitment), shall be equitably adjusted and/or the shares of Common Stock to be issued to the Purchasers at the applicable Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide the Purchasers with substantially the same economic benefit from this Agreement as the Purchasers had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate Purchase Price or any component, or the aggregate percentage of shares to be purchased by and Purchaser thereof be changed by the foregoing.

(c) Notwithstanding anything in the foregoing, the provisions of this Section 3.7 shall not be triggered by (i) the transactions contemplated by this Agreement (other than the reverse stock split and related matters) or (ii) any issuances of options, restricted stock units or other equity-based awards granted to newly-appointed directors, employees or consultants of the Company at or around the same time as the transactions contemplated by this Agreement to such Persons, including upon exercise of any such options (not to exceed 2.5% of the Capital Stock of the Company on a fully-diluted basis).

(d) The reverse stock split contemplated by this Agreement shall not occur prior to the issuance of the warrants pursuant to the Carlyle Investor Letter, the Anchorage Investor Letter and the CapGen Investor Letter.

3.8. Articles of Amendment. In connection with the First Closing, the Company shall file the Articles of Amendment in the Commonwealth of Virginia, and such Articles of Amendment shall continue to be in full force and effect as of the First Closing Date and the Second Closing Date.

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3.9. Limitation on Beneficial Ownership. Notwithstanding anything to the contrary in the Transaction Documents, neither the Company nor any Company Subsidiary shall take any action (including any redemption, repurchase, or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Purchasers are not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Purchaser’s pro rata proportion), that would cause any Purchaser’s ownership of voting securities of the Company (together with the ownership by such Purchaser’s Affiliates (as such term is used under the BHC Act) of voting securities of the Company) to increase above 9.9% of any class of voting securities of the Company, without the prior written consent of such affected Purchaser, or to increase to an amount that would constitute “control” under the BHC Act or the CIBC Act, or otherwise cause any Purchaser to “control” the Company under and for purposes of the BHC Act or the CIBC Act. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, no Purchaser (and its Affiliates or any other Persons with which it is acting in concert) will be entitled to purchase a number of Common Shares that would result in such Purchaser becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) or the owner for purposes of any banking law or regulation of more than 9.9% of the number of shares of Common Stock issued and outstanding. Notwithstanding anything to the contrary in this Agreement, no Purchaser shall have the ability to exercise any voting rights of any securities in excess of 9.9% of any class of voting securities of the Company. In the event that either the Company or any Company Subsidiary breaches its obligations under this Section 3.9 or believes that it is reasonably likely to breach such obligations, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify an ownership or other arrangement or take such actions and make such other arrangements, in each case, as is necessary to cure or avoid such breach.

3.10. Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to each Closing that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of applicable Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 1.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of May 23, 2010. Notwithstanding the foregoing, neither party shall be required to take any action that would jeopardize such party’s attorney-client privilege.

3.11. Preemptive Rights.

(a) Sale of New Securities. Until the earlier of (x) the first-year anniversary of the First Closing or (y) such date as such Purchaser sells or otherwise disposes of more than 50% of the Common Shares acquired by it in the Equity Investment (as adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), at any time that the Company proposes to make any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into or exercisable for equity or that includes an equity component (such as, an “equity” kicker) (including any hybrid security) (any such security, a “New Security”) (other than the issuance and sale of securities (i) in connection with the Rights Offering and the Second Closing; (ii) to employees, officers, directors or consultants of the Company pursuant to employee benefit plans or compensatory arrangements approved by the Board of Directors (including upon the exercise of employee stock options granted pursuant to any such plans or arrangements); (iii) as consideration in connection with any bona fide, arm’s-length direct or indirect

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merger, acquisition or similar transaction; or (iv) securities issued pursuant to the Troubled Assets Relief Program (“TARP”) or any similar United States Government program) such Purchaser shall first be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by Law and the Articles of Incorporation and By-Laws of the Company, such Purchaser may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of such New Securities to be offered in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The New Securities that a Purchaser shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the such Purchaser and its Affiliates (assuming full conversion or exercise of any securities convertible into or exercisable for Common Stock) and the denominator of which is the number of shares of Common Stock then outstanding immediately preceding any offering of New Securities. Notwithstanding anything herein to the contrary, in no event shall a Purchaser have the right to purchase securities hereunder to the extent that such purchase would result in such Purchaser exceeding the ownership limitations of the Purchasers set forth in Section 3.9.

(b) Notice. In the event the Company proposes to offer or sell New Securities that are subject to a Purchaser’s rights under Section 3.11(a), it shall give such Purchaser written notice of its intention, specifying the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), at least thirty (30) days prior to the proposed offer, issuance or sale. A Purchaser shall have twenty-five (25) days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its rights provided in this Section 3.11 and as to the amount of New Securities such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 3.11(a). Such notice shall constitute a non-binding agreement of such Purchaser to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of a Purchaser to respond within such twenty-five (25) day period shall be deemed to be a waiver of such Purchaser’s rights under this Section 3.11 only with respect to the offering described in the applicable notice. Notwithstanding anything to the contrary herein in this section, the provisions of subclause (b) hereto shall not be applicable to any New Securities offered or issued at the written direction of the applicable federal regulator of the Company or its banking subsidiaries.

(c) Purchase Mechanism. If a Purchaser exercises its rights provided in this Section 3.11, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within sixty (60) days after the giving of notice of such exercise, provided that, if such issuance is subject to regulatory approval, such sixty (60)-day period shall be extended until the expiration of ten (10) Business Days after all such approvals have been received, but in no event later than one-hundred-twenty (120) days from the date of the Company’s initial notice pursuant to Section 3.11(b). Each of the Company and the Purchasers agrees to use its commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such New Securities.

(d) Failure of Purchase. In the event a Purchaser fails to exercise its rights provided in this Section 3.11 within the twenty-five (25) day period described in Section 3.11(b) or, if so exercised, such Purchaser is unable to consummate such purchase within the time period specified in Section 3.11(c) above because of its failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled during the period of 90 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the Common Stock

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covered thereby shall be consummated, if at all, within 30 days from the date of such agreement) to sell the Common Stock not elected to be purchased pursuant to this Section 3.11 or which such Purchaser is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon other terms that, taken in the aggregate, are not more favorable to the purchasers of such securities than were specified in the Company’s notice to the Purchasers. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 90 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the Common Stock or entered into an agreement to sell the Common Stock within such 90-day period (or sold and issued Common Stock in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 90 days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such Common Stock without first offering such securities to the Purchasers in the manner provided above.

(e) Non-Cash Consideration. In the case of the offering of securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board of Directors; provided, however, that such fair value as reasonably determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Cooperation. The Company and each Purchaser shall cooperate in good faith to facilitate the exercise of such Purchaser’s rights under this Section 3.11, including securing any required approvals or consents.

3.12. Most Favored Nation. During the period from May 23, 2010 through completion of the Second Closing, neither the Company nor the Company Subsidiaries shall enter into any additional agreements with any existing or future investors (including any Purchaser but excluding any Anchor Investor or CapGen) in the Company or any of the Company Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Purchasers by this Agreement, unless, in any such case, each Purchaser will be given a copy of such additional agreement and has been offered the opportunity to receive such rights and benefits of such additional agreement within 60 days of the later of the execution of such additional agreement and May 23, 2010. Such Purchaser shall notify the Company in writing, within 30 days after the date it receives a copy of such additional agreement, of its election to receive the rights and benefits set forth therein. For the avoidance of doubt, each Purchaser will receive a copy of each additional agreement agreed to with one or more other investors (including any additional agreement entered into with any Purchaser but excluding any agreements with any Anchor Investor or CapGen). Without limiting the foregoing, the Company shall not offer any investors (other than the Anchor Investors or CapGen) in any other capital raising transaction occurring at the same time as the transactions contemplated by this Agreement, terms more favorable, in form or substance, than those offered in connection with the Private Placement, unless the Purchasers are also provided with such terms or have consented thereto in writing; provided, however, that for purposes of this Section 3.12, the Purchasers hereby consent to the Company’s entry into (i) the CapGen Investment Agreement, (ii) the Revised Stock Purchase Agreements, (iii) the letter agreement dated as of the date hereof between the Company and CapGen (and the related agreements attached thereto), (iv) the letter agreement dated as of the date hereof between the Company and Midtown Acquisitions L.P. (the “Davidson Investor Letter”), and (v) the letter agreement dated as of the date hereof between the

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Company and Fir Tree Value Master Fund, LP, Fir Tree Capital Opportunity Master Fund, LP, Fir Tree Mortgage Opportunity Master Fund, LP and Fir Tree REOF II Master Fund, LLC (collectively, the “Fir Tree Investors”) (the “Fir Tree Investor Letter”), and the terms and conditions thereof in each case in the form previously delivered by the Company to the Purchasers. For the purposes of this Agreement, all parties agree that the terms and conditions of those documents referred to in clauses (i), (ii), (iii), (iv) and (v), of this paragraph, as well as the terms and provisions of (A) the letter agreement dated as of the date hereof between the Company and an Affiliate of the Carlyle Anchor Investor (and the related agreements attached thereto) (the “Carlyle Investor Letter”) and (B) the letter agreement dated as of the date hereof between the Company and an Affiliate of the Anchorage Anchor Investor (and the related agreements attached thereto) (the “Anchorage Investor Letter”), shall be deemed Previously Disclosed, as that term is used herein, including for the purposes of modifying the Company’s representations and warranties.

3.13. Exchange Offers. As soon as practicable following May 23, 2010, the Company shall prepare and file with the SEC a Schedule TO covering the Exchange Offers. The Company shall use reasonable best efforts to have the Schedule TO cleared by the SEC. The Company shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Exchange Offers. The Company shall advise the Purchasers, promptly after it receives notice thereof, of the time when the Exchange Offer has become effective, the issuance of any stop order, the suspension of the qualification of the Common Stock issuable pursuant to the Exchange Offers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Schedule TO. The Company shall not pay or give, directly or indirectly, any commission or other remuneration to any Person for soliciting the acquisition of the Series A Preferred Stock and Series B Preferred Stock or the exchange as contemplated pursuant to the Exchange Offers. The Board of Directors shall unanimously recommend to the holders of the Series A Preferred Stock and the Series B Preferred Stock that such stockholders tender their shares of Series A Preferred Stock and Series B Preferred Stock into the Exchange Offers.

3.14. Rights Offering

(a) As promptly as practicable following the First Closing, and subject to compliance with all applicable Law, including the Securities Act, the Company shall distribute to each holder of record of Common Stock (including any holders who received Common Stock pursuant to the Exchange Offers) as of the close of business on the Business Day immediately preceding the First Closing Date (each, a “Legacy Stockholder”) non-transferable rights (the “Rights”) to purchase from the Company an amount of Common Shares calculated pursuant to Section 3.14(b) at a per share purchase price equal to $0.40 (“Rights Purchase Price”). The transactions described in this Section 3.14, including the purchase and sale of Common Shares upon the exercise of Rights and any commitments to purchase unsubscribed Common Shares in Section 3.14(c), shall be referred to in this Agreement as the “Rights Offering.” The registration statement relating to the Rights Offering shall be filed within 15 days after the First Closing.

(b) Each Right shall entitle a Legacy Stockholder to purchase any whole number of Common Shares, provided that (i) no Legacy Stockholder shall thereby exceed, together with any other person with whom such Legacy Stockholder may be aggregated under applicable law, 4.9% beneficial ownership of the Company’s equity securities and (ii) the aggregate purchase price of all Common Shares purchased in the Rights Offering shall not exceed Forty Million Dollars ($40,000,000).

(c) In the event the Rights Offering is over-subscribed, subscriptions by Legacy Stockholders shall be reduced proportionally based on their pro rata ownership of the Common Stock outstanding as of the close of business on the trading day immediately preceding the First Closing Date but assuming that the Exchange Offers shall have occurred on such date.

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(c) In the event the Rights Offering is over-subscribed, subscriptions by Legacy Stockholders shall be reduced proportionally based on their pro rata ownership of the Common Stock outstanding as of the close of business on the trading day immediately preceding the First Closing Date but assuming that the Exchange Offers shall have occurred on such date.

(d) In the event the Company does not sell at least $20 million in Common Shares pursuant to the Rights Offering, pursuant to the CapGen Investment Agreement, CapGen shall purchase that number of Common Shares at the Rights Purchase Price in an aggregate dollar amount equal to $20 million less the dollar amount of Common Shares sold to the holders of Rights. In addition, to the extent the Company determines to offer more than $20 million of Common Shares in the Rights Offering, but in no event in excess of an aggregate of $40 million of Common Shares in the Rights Offering (the “Additional Rights Shares”) the Purchasers hereby agree to purchase, on a Pro Rata Basis, any Additional Rights Shares that are not purchased by the holders of the related Rights (“Additional Unsubscribed Shares”), at the Rights Purchase Price, subject to and simultaneously with the other Investors’ purchase, and on a Pro Rata Basis, of the Additional Unsubscribed Shares. Additionally, the Company agrees that the Anchor Investment Agreement and the CapGen Investment Agreement shall include a substantially similar covenant requiring such Investors to purchase, on a Pro Rata Basis, any Additional Unsubscribed Shares at the Rights Purchase Price. In no event shall any Purchaser, Anchor Investor or CapGen be required to purchase Additional Unsubscribed Shares in excess of their respective Pro Rata Basis or such as would cause any Anchor Investor or CapGen to hold more than 24.9% of the Company’s outstanding Common Shares, cause any Purchaser to hold more than 9.9% of the Company’s outstanding Common Shares, or cause Goldman, Sachs & Co. to hold more than 3.99% of the Company’s outstanding Common Shares. To the extent that the Rights Offering is not fully sold following the foregoing purchases by holders of Rights, the Purchasers, Anchor Investors and CapGen, then the Company may offer any remaining Additional Unsubscribed Shares at the Rights Purchase Price.

(e) As used in Section 3.18(d), “Pro Rata Basis” with respect to each Investor means a commitment by that Investor to purchase that number of Additional Unsubscribed Shares equal to the total number of Additional Unsubscribed Shares multiplied by a fraction, the numerator of which is the number of Common Shares purchased by such Investor in connection with the Investment or the Private Placement, as the case may be, and the denominator of which is the total aggregate number of Common Shares purchased by all Investors in connection with the Investment and the Private Placement, subject to the limitations set forth in the last sentence of Section 3.18(d) above.

ARTICLE IV

TERMINATION

4.1. Termination. This Agreement may be terminated prior to the First Closing:

(a) by mutual written agreement of the Company and Purchasers representing 75% of the aggregate number of Common Shares to be purchased pursuant to this Agreement;

(b) by any party, upon written notice to the other parties, in the event that the First Closing does not occur on or before October 29, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the First Closing to occur on or prior to such date;

(c) [Reserved]

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(d) by any Purchaser, upon written notice to the Company and the other Purchasers, if the Anchor Investment Agreement is terminated;

(e) by the Company, upon written notice to the Purchasers, if (i) there has been a breach of any representation, warranty, covenant or agreement made by a Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(c)(3)(A) would not be satisfied and (ii) such breach or condition is not curable or, if curable, is not cured prior to the date that would otherwise be the Closing Date in absence of such breach or condition; provided that this Section 4.1(e) shall only apply if the Company is not in material breach of any of the terms of this Agreement; or

(f) by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

4.2. Effects of Termination. In the event of any termination of this Agreement as provided in Section 4.1, this Agreement (other than Section 3.1 and Article VI of this Agreement, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for fraud or willful breach of this Agreement.

ARTICLE V

INDEMNITY

5.1. Indemnification by the Company.

(a) After the First Closing and subject to Sections 5.1, 5.3 and 5.4, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by Law each Purchaser and its Affiliates, and their successors and assigns, officers, directors, partners, members and employees, as applicable, (the “Purchaser Indemnified Parties”) against, and reimburse any of the Purchaser Indemnified Parties for:

(1) all Losses that any of the Purchaser Indemnified Parties may at any time suffer or incur, or become subject as a result of or in connection with any breach or failure by the Company to perform any of their covenants or agreements contained in this Agreement; and

(2) any action, suit, claim, proceeding or investigation by any stockholder of the Company or any other Person relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including the Private Placement, the Anchor Investment, the TARP Exchange, the Exchange Offers and the Rights Offering).

(b) [Intentionally Omitted].

(c) For purposes of Section 5.1(a), in determining whether there has been a breach of a representation or warranty, the parties hereto shall ignore any “materiality,” “Knowledge”, “Material Adverse Effect,” or similar qualifications. Nothing in this Article V shall be deemed to limit the rights or remedies of the Company and its Affiliates, officers, directors, shareholders, and employees, as applicable, in connection with any inaccuracy or breach of any representation or warranty made by any Purchaser in this Agreement, or any breach or failure by such Purchaser to perform any of its covenants or agreements contained in this Agreement.

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5.2. [Intentionally Omitted].

5.3. Notification of Claims.

(a) Any Person that may be entitled to be indemnified under Section 5.1 of this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought hereunder, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure. The parties agree that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 6.1 for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, a party hereto shall have notified the other parties hereto in accordance with the requirements of this Section 5.3(a) of a claim for indemnification under this Agreement (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Agreement notwithstanding the passing of such applicable date.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at the Indemnifying Party’s expense (except that the Indemnifying party shall only be liable for the reasonable fees and expenses of one law firm for all of the Indemnified Parties). The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. The Company or the Purchasers (as the case may be) shall, and shall cause each of their Affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.3(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this agreement. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

5.4. Indemnification Payment. In the event a claim or any Action for indemnification or breach hereunder has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is an Purchaser, by the Company to the Indemnified Party and (b) if the party claiming breach of this Agreement is the Company, by the Purchaser against whom the claim of breach is made to the Company, in each case on demand in immediately available funds; provided, however, that any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party or the Company, as the case may be, as a result of such claim or Action shall be reimbursed promptly by the Company or such Purchaser, as the case may be, upon receipt of a copy of the invoice describing such incurred costs from the Indemnified Party. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Agreement when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable governmental order has been entered into with respect to such claim or Action.

5.5. Exclusive Remedies. Except as set forth in this Agreement and any other documents delivered in connection with the First Closing of the transactions contemplated by this Agreement, the Company and its representatives make no representation or warranty, expressed or implied, at law or in equity, in respect of the Company or the Company’s business or prospects; and any and all other representations and warranties made by the Company or its representatives are deemed to have been superseded by this Agreement and do not survive. The Purchasers acknowledge and agree that they are relying solely on their own investigations and the representations and warranties contained in this Agreement and the other documents delivered in connection with the First Closing in deciding to enter into this Agreement and consummate the First Closing. Without limiting the previous two sentences, each party hereto acknowledges and agrees that following the First Closing, the indemnification provisions hereunder shall be the sole and exclusive remedies of the parties hereto for any breach of the representations, warranties or covenants contained in the this Agreement. No investigation of the Company by any Purchaser, or by the Company of any Purchaser, whether prior to or after May 23, 2010, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right. The parties agree that any payment made pursuant to a claim or Action for indemnification under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE VI

MISCELLANEOUS

6.1. Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the First Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period), at which time they shall terminate and no claims shall be made for indemnification under Section 5.1 or Section 5.2, as applicable, for breaches of representations or warranties thereafter, except the Purchaser

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Specified Representations shall survive the First Closing indefinitely. The covenants and agreements set forth in this Agreement shall survive until the earliest of the duration of any applicable statute of limitations or until performed or no longer operative in accordance with their respective terms.

6.2. Expenses. Each party will pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby. The Company shall pay all amounts owed to the Placement Agents relating to or arising out of the transactions contemplated hereby.

6.3. Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.

(a) the term “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

(b) the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person provided that no security holder of the Company shall be deemed to be an Affiliate of any other security holder or of the Company or any of its Subsidiaries solely by reason of any investment in the Company. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise;

(c) the term “Articles of Amendment” means the General Articles of Amendment, the Preferred Stock Articles of Amendment and any other amendments to the Company’s Articles of Incorporation that may be required pursuant to the transactions contemplated by this Agreement;

(d) the term “BHC Act” means the Bank Holding Company Act of 1956, as amended.

(e) the term “Board of Directors” means the Board of Directors of the Company;

(f) the term “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Virginia generally are authorized or required by Law or other governmental actions to close;

(g) the term “CapGen” means CapGen Capital Group VI LP;

(h) the term “CapGen Investment Agreement” means the Amended and Restated Investment Agreement, dated as of August 11, 2010, by and between the Company and CapGen;

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(i) the term “CapGen Investor Letter” means that certain letter agreement dated as of the date hereof between the Company and an Affiliate of CapGen (and the related agreements attached thereto);

(j) the term “Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person;

(k) the term “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(A) any person is or becomes a beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), other than the Investors and their Affiliates, directly or indirectly, of 20% of the aggregate voting power of the voting securities; provided, however, that the event described in this clause (2) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended) do not exceed 20% of the then outstanding voting securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;

(B) the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by voting securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(C) the stockholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(D) a majority of the members of the Board of Directors are not Continuing Directors; provided that the changes to the membership of the Board of Directors pursuant to Section 3.5 herein shall not be considered a Change of Control.

(l) the term “CIBC Act” means the Change in Bank Control Act, as amended.

(m) the term “Code” means the Internal Revenue Code of 1986, as amended;

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(n) [reserved]

(o) the term “Disclosure Schedule” shall mean a schedule delivered by each Purchaser to the Company setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.3 with respect to such Purchaser, or to one or more covenants contained in Article III.

(p) the term “Environmental Laws” means all federal, state or local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment.

(q) the term “First Anchor Closing” means the closing of the purchase of the Common Shares by the Anchor Investors pursuant to Section 1.1(a) of the Anchor Investment Agreement;

(r) the term “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time;

(s) the term “General Articles of Amendment” means the amendments to Company’s Articles of Incorporation required to effect the General Stockholder Proposals;

(t) the term “Governmental Consent” means any notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or the expiration or termination of any statutory waiting periods, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”);

(u) the term “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization;

(v) the term “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral;

(w) the term “Knowledge” of the Company and words of similar import mean the actual knowledge of any directors, executives or other employees of the Company listed on Schedule III hereto;

(x) the term “Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity;

(y) the term “Lien” mean any lien, charge, adverse right or claim, pledge, covenant, title defect, security interest or other encumbrance of any kind;

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(z) the term “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or a security backed by or representing an interest in any such mortgage loan;

(aa) the term “Losses” means any and all losses, damages, reasonable costs, reasonable expenses (including reasonable attorneys’ fees and disbursements), liabilities, settlement payments, awards, judgments, fines, obligations, claims, and deficiencies of any kind, excluding exemplary, consequential and punitive damages;

(bb) the term “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity;

(cc) the term “Preferred Articles of Amendment” means the amendments to Series A Preferred Stock and Series B Preferred Stock required to effect the Preferred Stock Proposals;

(dd) the term “Purchaser Specified Representations” means the representations and warranties made in Section 2.3(a), Section 2.3(b)A, Section 2.3(d) and Section 2.3(e);

(ee) the term “Regulatory Agreement” means with respect to the Company and Company Subsidiaries any of (i) any cease-and-desist order or other similar order or enforcement action issued by a Governmental Entity, (ii) any written agreement, consent agreement or memorandum of understanding with a Governmental Entity, (iii) any commitment letter or similar undertaking to a Governmental Entity, (iv) any capital directive by a Governmental Entity, since December 31, 2007, and (v) any board resolutions at the request of any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business;

(ff) the term “Second Anchor Closing” means the closing of the purchase of the Common Shares by the Anchor Investors pursuant to Section 1.1(b) of the Anchor Investment Agreement;

(gg) the term “Stockholder Proposals” means the General Stockholder Proposals and the Preferred Stock Proposals;

(hh) the term “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such Person or a subsidiary of such Person is a general partner or managing member or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such Person and/or one or more subsidiaries thereof;

(ii) the term “Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any Governmental Entity, whether or not disputed.

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(jj) the term “Tax Return” shall mean any return, declaration, report or similar statement required to be filed with respect any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax.

(kk) term “Transaction Documents” means this Agreement, the Anchor Investment Agreement, the CapGen Investment Agreement, the Treasury Letter, the Exchange Agreement, the Exchange Offer documents, the Carlyle Investor Letter, the Anchor Investor Letter, the Davidson Investor Letter, the Fir Tree Investor Letter and the Rights Offering documents, as the same may be amended or modified from time to time;

(ll) the word “or” is not exclusive;

(mm) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(nn) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(oo) all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit and schedule references not attributed to a particular document shall be references to such exhibits and schedules to this Agreement.

6.4. Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Investor, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Investors under any Transaction Document. The decision of each Purchaser (other than those Purchasers that are Affiliates of each other) to purchase the Common Shares pursuant to this Agreement has been made by such Purchaser independently of any other non-affiliated Investors and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, which may have been made or given by any other non-affiliated Investor or by any agent or employee of any other non-affiliated Investors, and no Purchaser and any of its agents or employees shall have any liability to any other Investors (or any other Person) relating to or arising from any such information, materials, statement or opinions. Nothing contained in this Agreement, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser (other than those that are Affiliates of such Purchaser) confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors and no other non-affiliated Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no non-affiliated Investors will be acting as agent of such Purchaser (and its Affiliates) in connection with monitoring its investment in the Common Shares or enforcing its rights under this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

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6.5. Amendment and Waivers. The conditions to each party’s obligation to consummate each Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law. No amendment or waiver of any provision of this Agreement will be effective against any party hereto unless it is in a writing signed by a duly authorized officer or representative of such party that makes express reference to the provision or provisions subject to such amendment or waiver.

6.6 Amendment and Restatement of Original Agreement. The parties agree that, effective as of the Modification Date (as defined below), (a) the Original Securities Purchase Agreement shall be amended in its entirety by replacing such agreement with the provisions of this Agreement, and the Original Securities Purchase Agreement shall be of no further force and effect. In consideration of the foregoing, each party hereto, for itself and its successors and assigns, effective on the Modification Date, hereby releases and forever discharges the other party hereto and their Affiliates, and any of their successors and assigns, and all such Persons’ respective officers, directors, partners, members and employees of and from any and all Actions, losses and liabilities that now exist or may hereafter arise pursuant to the Original Securities Purchase Agreement as a result of any matter, fact, circumstance, happening or thing whatsoever occurring or failing to occur under the Original Securities Purchase Agreement. Modification Date shall mean the date on which occurs the execution and delivery by all parties of (i) this Agreement, (ii) the second amendment and restatement of the Anchor Investment Agreement, (iii) the CapGen Investment Agreement, and (iv) such other modifications of the other Transaction Agreements as is mutually agreed by the Anchor Investors, the Company and CapGen.

6.7. Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

6.8. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6.9. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York sitting in the borough of Manhattan, New York, New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding or, if it does not have subject matter jurisdiction, in any New York State court sitting in the borough of Manhattan, New York, New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.10 shall be deemed effective service of process on such party. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts referred to above for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

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6.10. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to the Purchasers:

To the address set forth under such Purchaser’s name on the signature page hereof;

(b)	If to the Company:

Hampton Roads Bankshares, Inc.

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

Attn: Douglas J. Glenn, Esq.

Telephone: (757) 217-3634

Fax: (757) 217-3656

with a copy (which copy alone shall not constitute notice):

Williams Mullen

999 Waterside Dr., Suite 1700

Norfolk, Virginia 23510

Attn: William A. Old, Jr.

Telephone: (757) 629-0613

Fax: (757) 629-0660

6.12. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, inducements or conditions, both written and oral, among the parties, with respect to the subject matter hereof and thereof.

6.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the

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Common Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Purchasers. A Purchaser may assign some or all of its rights hereunder or thereunder without the consent of the Company (i) to any third party, if in compliance with this Agreement and Law or (ii) to any Affiliate of such Purchaser, and such assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights and shall be bound by the terms and conditions of this Agreement that apply to “Purchasers.”

6.14. Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

6.15. Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the Purchasers and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.16. Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person or entity other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 3.6, 5.1 and 5.2 shall inure to the benefit of the persons referred to in that Section.

6.17. Public Announcements. By 9:00 a.m., New York City time, on the first Business Day following the date of this Agreement, the Company shall issue one or more press releases (collectively, the “Press Release”) disclosing all material terms of the transactions contemplated hereby. On or before 5:30 p.m., New York City time, on the fourth Business Day immediately following the date of this Agreement, the Company will file a Current Report on Form 8-K with the Commission describing the terms of this Agreement (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents (including, without limitation, this Agreement)). By 9:00 a.m., New York City time, on the first Business Day following the Closing Date, the Company shall issue one or more press releases disclosing the closing of the transactions contemplated hereby and the material terms thereof. If this Agreement terminates prior to Closing, by 9:00 a.m., New York City time, on the first Business Day following the date of such termination, the Company shall issue one or more press releases disclosing such termination. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser or any Affiliate or investment adviser of any Purchaser, or include the name of any Purchaser or any Affiliate or investment adviser of any Purchaser in any press release or filing with the Commission (other than the Registration Statement) or stock exchange, without giving such Purchaser the opportunity to review such public disclosure and the right to consent to the disclosure of such Purchaser and the amount and terms of its purchase, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by Section 3.6 hereof and (B) the filing of final Transaction Documents with the Commission and (ii) to the extent such disclosure is required by law, at the request of the Staff of the Commission or stock exchange regulations, in which case the Company shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (ii). Upon the earliest to occur of (i) the date on which the Company files with the SEC the registration statement covering the Common Stock to be offered pursuant to the Rights Offering, (ii) the date on which the Company files with the SEC any other registration statement (other than a Special Registration) and (iii) the six-month anniversary of the date of this Agreement, the Company covenants and agrees to

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make such public disclosures as are necessary to cause the Purchasers to no longer be in possession of material, non-public information. At such time as the Company makes the disclosures contemplated by the preceding sentence, the Company acknowledges that the Purchasers shall no longer be in possession of any material, non-public information. Without limiting the Company’s obligation pursuant to the penultimate sentence, it is expressly acknowledged and agreed that the Company is not obligated to, and does not intend to, disclose any information provided to or made available to any Purchaser in connection with the transactions contemplated by the Transaction Documents that constitutes competitively sensitive information or confidential business information or records the public disclosure of which the Company believes in good faith would adversely affect the Company. Each Purchaser, severally and not jointly with the other Purchasers, covenants that such Purchaser will maintain the confidentiality of all information provided or made available to it in connection with this transactions contemplated hereby (including the existence and terms of this transaction) until such time, in the case of each item of such information, as the Company shall have publicly disclosed such item of information. Each Purchaser agrees that it shall not make any public disclosure regarding this Agreement or the transactions contemplated hereby without the prior written consent of the Company. Following the issuance of the Press Release, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material non-public information regarding the Company or any of its Subsidiaries, without the express written consent of such Purchaser.

6.18. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.19. No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any Purchaser or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

HAMPTON ROADS BANKSHARES, INC.

By:
Douglas J. Glenn
Executive Vice President, General Counsel and Chief Operating Officer

[SIGNATURE PAGES FOR PURCHASERS FOLLOW]

PURCHASER:

By:

Name:

Title:

Aggregate Purchase Price (Subscription Amount):

$

Number of Shares to be Acquired in the First Closing:

*

Number of Shares to be Acquired in the Second Closing:

*

Tax ID No.:

Address for Notice:

Telephone No.:

Facsimile No.:

E-mail Address:

Attention:

Delivery Instructions:
(if different than above)

c/o

Street:

City/State/Zip:

Attention:

Telephone No.:

* In no event shall the Purchaser be obligated to purchase more than the maximum percentage of the outstanding shares of Company Common Stock or other voting securities of any class or series of the Company’s Capital Stock designated below (assuming no portion of the Rights Offering is subscribed and such Purchaser is required to purchase unsubscribed shares equivalent to 100% of its Pro Rata Basis):

[Check one of the following two percentages:]

4.9%

9.9% .